Exhibit 99.1

August 26, 2009

BOSS HOLDINGS, INC. ANNOUNCES PLAN TO TERMINATE SEC REPORTING

Kewanee, Illinois (PR Newswire).  Boss Holdings, Inc. (the “Company”) (BSHI.OB) announced today that its Board of Directors has approved a plan to deregister the Company’s common stock under the Securities Exchange Act of 1934, as amended, and as a result thereof, terminate its periodic reporting obligations with the Securities and Exchange Commission.

The proposed plan is expected to permit the Company to forgo many of the expenses associated with operating as a public company, including the substantial costs associated with the compliance and auditing requirements of the Sarbanes-Oxley Act of 2002.

The deregistration would be accomplished by a reverse 1:100 stock split of the Company’s common shares.  All shareholders owning fewer than 100 shares prior to the reverse stock split would be cashed out by the Company at a price of $7.65 per pre-split share.  The reverse split will be followed immediately by a 100:1 forward split of the Company’s common shares, which will return all shareholders owning more than 100 shares to the same number of shares they owned prior to the reverse and forward split transactions.  If, after completion of the reverse and forward stock splits, the Company has fewer than 300 shareholders of record, the Company intends to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended.  If that occurs, the Company will be relieved of its requirements to comply with the Sarbanes-Oxley Act of 2002 and to file periodic reports with the SEC, including annual reports on Form 10-K and quarterly reports on Form 10-Q.

The Board of Directors received a fairness opinion from an independent financial advisor, TM Capital Corp., which provides that the price of $7.65 per share on a pre-split basis to be received by shareholders owning less than 100 shares is fair to such holders from a financial point of view.

All shareholders will have a chance to vote on the proposed transaction pursuant to proxy materials which will be filed by the Company with the SEC in the near future.  The Company intends to file a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the plan.  All shareholders are advised to read the definitive proxy statement and Schedule 13E-3 carefully when these documents are available.  Stockholders may obtain a free copy of the definitive proxy statement and Schedule 13E-3 (when available) at the SEC’s website at www.sec.gov.  The Company also will mail a copy of the definitive proxy statement prior to the special meeting to its shareholders entitled to vote at the special meeting.

This press release may contain various forward-looking statements.  Such forward-looking statements involve a number of assumptions, risks and uncertainties that could cause the actual results of the Company to differ materially from those matters expressed in or implied by such forward-looking statements.  They involve known and unknown risks, uncertainties, and other factors, which are in some cases beyond the control of the Company.  Additional information regarding these risk factors and uncertainties is described more fully in the Company's SEC filings. A copy of all SEC filings may be obtained through the “Company Information” section of the Company’s website at www.bossgloves.com or directly from the SEC’s website at www.sec.gov.

Boss Holdings, Inc. distributes gloves, boots and rainwear through Boss Manufacturing Company, based in Kewanee, Illinois. Other Boss subsidiaries include Boss Pet Products, Inc., based in Maple Heights, Ohio which distributes pet leashes, restraints, toys and supplies and Galaxy Balloons, Inc., based in Cleveland, Ohio which distributes custom imprinted balloons inflatables and other products for the promotional products industry.  For more information, contact Steven G. Pont, Vice President – Finance, Boss Holdings, Inc. at (800) 447-4581.

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